AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
(Amended as of February 26, 2019, effective July 1, 2019)

Cash Compensation[1]
Annual Director (non-chair) Retainer	$37,500
Annual Chair Retainer	$62,500
Board Meetings	$0
Committee Chair Retainer
Audit	$11,000
Compensation	$11,000
Nominating	$6,000
Committee Service Retainer
Audit	$4,000
Compensation	$4,000
Nominating	$4,000

(1) Cash compensation is payable quarterly in advance. New directors appointed to the Board in the future shall receive a prorated portion of the first quarter’s fees.

Equity Compensation (grants at time of annual meeting) [1]
Director (non-chair)	Restricted Stock Units with a value of $37,500 (vesting on the earlier of the one year anniversary of grant or the date of the next annual meeting)
Chair	Restricted Stock Units with a value of $62,500 (vesting on the earlier of the one year anniversary of grant or the date of the next annual meeting)

(1) New directors appointed to the Board in the future, other than in connection with an annual meeting, shall receive a pro rata amount of the annual equity grants described above, which shall vest upon the next annual meeting.